AMENDMENT TO THE LOAN AGREEMENT

THIS AGREEMENT ("the Amendment") is entered by and between San Diego Soccer Development Corporation, a Nevada corporation (the "Borrower") and Peacock Financial Corporation, formally a Colorado corporation but know known as Broadleaf Capital Partners, a Nevada corporation (the "Lender"), collectively hereinafter referred to as the "Parties". The effective date of this Amendment shall be April 5, 2002.

WHEREAS, Lender and Borrower entered into a loan agreement ("Loan Agreement") on or about March 8, 2000 in San Diego, California, to document and evidence Borrower's indebtedness to Lender in the principal sum of Six Hundred Ninety-Four Thousand Six Hundred Eleven Dollars and eighty two cents ($694,611.82) plus accrued interest thereon, to Lender,

WHEREAS, the indebtedness owed by Borrower to Lender in the full sum of principle and interest has not been paid in any amount to Lender by Borrower. Lender, without waiving any rights, has not exercised its rights under certain provisions of the Loan Agreement, to formally notice Borrower of the default of the loan, nor has Lender, without waiving any rights thereto, exercised its rights under the default provisions under the Loan Agreement in any manner. Borrower and Lender agree that Lender's execution of this Amendment does not in any manner forego, waive or relinquish any of its rights under the default provisions of the Loan Agreement and further reaffirms any rights thereto in the event Borrower defaults under the provisions of the Loan Agreement and this Amendment.

WHEREAS, the Parties now wish to extend the Maturity Date of the Loan Agreement

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, in addition to the incorporation of the above recitals, it is agreed by and among the Parties as follows.

1. The Maturity date for the Loan Agreement shall now be thirty (30) calendar days from the effective date of this Amendment. In the event Lender does not provide written notice within five (5) calendar days from the date the then Maturity Date to Borrower of the default of the loan consistent with the notice provisions of the original Loan Agreement, the Lender impliedly and automatically extends the Maturity Date for an additional thirty (30) calendar days. Said renewals shall continue indefinitely until and unless Lender provides written notice to Borrower of the default as set forth herein and in the Loan Agreement.

2. All other terms, conditions, rights and obligations under the Loan Agreement shall remain unchanged. Any material conflicts between the terms of this Amendment, other than the change of the Maturity Date, and the Loan Agreement, the terms of the Loan Agreement shall be controlling

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the stated effective date written above.

San Diego Soccer Development Corporation
a Nevada corporation

By: ______________________
Yan K. Skwara, President

Broadleaf Capital Partners
a Nevada corporation

By: ______________________
Robert Braner, Interim President